Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2014 (April 16, 2014 as to the subsequent events described in Note 15), relating to the financial statements of Leju Holdings Limited as of and for each of the three years in the period ended December 31, 2013, appearing in Leju Holdings Limited’s Registration Statement on Form F-1, as amended (File No. 333-194505) under the Securities Act of 1933. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai China

June 27, 2014